Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-169535 on Form S-11 of our report dated May 13, 2011, except for Note 2, as to which the date is December 5, 2011, relating to the consolidated balance sheet as of December 31, 2010 of Cole Real Estate Income Strategy (Daily NAV), Inc. (formerly Cole Real Estate Income Trust, Inc.) and subsidiary appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona

March 7, 2012